EXHIBIT 99.1

European Wax Center, Inc. Appoints Andrea Wasserman as Chief Commercial Officer

European Wax Center, Inc. (the “Company” or “European Wax Center”) (NASDAQ: EWCZ), the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States, today announced the appointment of Andrea Wasserman as Chief Commercial Officer effective May 30, 2023.

“We are excited to deepen our executive leadership team and welcome Andrea Wasserman as our first Chief Commercial Officer. In this newly created role, Andrea will lead the Marketing, Merchandising, Loyalty, Customer Relationship Management, eCommerce, and Data Insights teams and work across functions to drive revenue and profitable growth derived from our world-class 360-degree guest experience,” said David Berg, Chief Executive Officer of European Wax Center. “She is a proven leader with nearly 20 years of consumer expertise and a track record of strategic and operational success across multiple industries. She will be a valuable addition to our leadership team as we continue to focus on unit expansion, in-center sales optimization and shareholder value.”

Most recently, Ms. Wasserman was a Managing Director for Connected Commerce at JPMorgan Chase where she focused on growing revenue via B2C marketing and B2B partnerships. From 2018 - 2021 she held several leadership roles at Verizon, including Head of Global Commerce at Verizon Media Group, and Vice President of Retail Experience at Verizon Consumer Group. Prior to Verizon, Ms. Wasserman was Senior Vice President, GM eCommerce at Hudson’s Bay and Lord & Taylor, Chief Executive Officer and Board Member at Sole Society, and held several leadership positions at Nordstrom, including General Manager, Weddings and Prom. She received her B.S. in Policy Analysis and Management from Cornell University, and her MBA from Columbia Business School.

About European Wax Center, Inc.
European Wax Center, Inc. (NASDAQ: EWCZ) is the largest and fastest-growing franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 22 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax®

EXHIBIT 99.1

formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. In 2022 its network of 944 centers in 45 states generated sales of nearly $900 million. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Investor Contact
Bethany Johns
Bethany.Johns@myewc.com
469-270-6888

Media Contact
Creative Media Marketing
Carolanne Coviello
Ewc@cmmpr.com
212-979-8884